Registration No. _________

As filed with the Securities and Exchange Commission on August 9, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

A.M. CASTLE & CO.

(Exact name of registrant as specified in its charter)
Maryland	36-0879160
(State or other Jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

3400 North Wolf Road	(847) 455-7111
Franklin Park, Illinois 60131	(Telephone number, including
(Address, including zip code, of	area code, of registrant’s
registrant’s principal executive offices)	principal executive offices)

1995 A.M. CASTLE & CO. DIRECTORS STOCK OPTION PLAN;

A.M. CASTLE & CO. 1996 RESTRICTED STOCK OPTION PLAN

(Full title of the plans)

Jerry M. Aufox, Esq

General Counsel

A. M. Castle & Co.

3400 N. Wolf Road

Franklin Park, Illinois 60131

847 455-7111

(Name, address, including zip code and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	900,000 (3)	$10.415	$9,373,500	$1,188

(1) This Registration Statement includes any additional shares of the registrant’s Common Stock that may be issued pursuant to antidilution provisions contained in the plans.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on August 5, 2004.

(3) The number of shares to be registered under the respective plans are as follows: 1995 A.M. Castle & Co. Directors Stock Option Plan – 150,000; A.M. Castle & Co. 1996 Restricted Stock Option Plan – 750,000.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, which have heretofore been filed by A.M. Castle & Co. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 12, 2004;

(b) the Company’s Quarterly Reports on Form 10-Q for the period ended March 31, 2004 filed with the Commission on May 7, 2004 and for the period ended June 30, 2004 filed with the Commission on August 5, 2004;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on April 6, 2004, May 4, 2004 and August 3, 2004; and

(d) the description of the Company's Common Stock, $.01 par value per share, contained in the Company’s Proxy Statement for the Annual Meeting of Stockholders held on April 26, 2001, filed on March 23, 2001.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    The Company is a Maryland corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Maryland (the "MGCL"). Section 2-418 of the MGCL empowers a Maryland corporation to indemnify, subject to certain prescribed standards, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

    Section 2-405.2 of the MGCL permits a Maryland corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for money damages. A Maryland corporation may indemnify its present and former directors and officers, among others, against (1) judgments, (2) penalties, (3) fines, (4) settlements and (5) reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

    The MGCL does not permit a corporation to indemnify its present and former directors, officers, agents or employees if it is established that:

  the act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  the director, officer, employee or agent actually received an improper personal benefit in money, property or services; or

  in the case of any criminal proceeding, the director, officer, employee or agent had reasonable cause to believe that the act or omission was unlawful.

Unless a corporation’s charter provides otherwise, which the Company’s charter does not, the MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

    Under the MGCL, a Maryland corporation generally may not indemnify a person for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify a person for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify a person for expenses only if a court so orders. The Company’s bylaws obligate it to indemnify its directors and officers, whether serving the Company or, at the Company’s request, any other entity, to the maximum extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the maximum extent permitted by law.

    The Company’s charter also contains provisions that eliminate and limit the personal liability of directors to the full extent permitted by the MGCL. Pursuant to the MGCL, the Company’s charter also limits the personal liability of officers to the same extent as directors. Under the MGCL, limitation of personal liability of directors or officers is permitted in all but the following two situations: (1) for the amount of any improper benefit they actually receive or (2) to the extent that a judgment or final adjudication adverse to the director or officer in a proceeding based on the finding in that proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    The Company may maintain insurance, at its expense, to protect it and any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against expense, liability or loss under the MGCL.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    See Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

    The undersigned registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons of the registrant pursuant to the registrant's certificate of incorporation or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Park, State of Illinois, on the 6th day of August, 2004.

A.M. Castle & Co.
By:	/s/ G. Thomas McKane
G. Thomas McKane
Chairman - Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints G. Thomas McKane and Jerry M. Aufox, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of A.M. Castle & Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have executed this power of attorney on the dates set forth below.

Signature	Title	Date
/s/ G. Thomas McKane G. Thomas McKane	Chairman - Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2004

/s/ Edward F. Culliton Edward F. Culliton	Vice President - Chief Financial Officer (Principal Financial Officer)	August 6, 2004

/s/ Lawrence A. Boik Lawrence A. Boik	Vice President - Controller and Treasurer (Principal Accounting Officer)	August 6, 2004

/s/ William K. Hall William K. Hall	Director	August 6, 2004

/s/ Robert S. Hamada Robert S. Hamada	Director	August 6, 2004

/s/ Patrick J. Herbert, III Patrick J. Herbert, III	Director	August 6, 2004

/s/ John W. McCarter, Jr John W. McCarter, Jr.	Director	August 6, 2004

/s/ John McCartney John McCartney	Director	August 6, 2004
/s/ John W. Puth John W. Puth	Director	August 6, 2004
/s/ Michael Simpson Michael Simpson	Director	August 6, 2004

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities on the dates set forth below.

Signature	Title	Date
/s/ G. Thomas McKane G. Thomas McKane	Chairman - Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2004

/s/ Edward F. Culliton Edward F. Culliton	Vice President - Chief Financial Officer (Principal Financial Officer)	August 6, 2004

/s/ Lawrence A. Boik Lawrence A. Boik	Vice President – Treasurer/Controller (Principal Accounting Officer)	August 6, 2004

/s/ William K. Hall William K. Hall	Director	August 6, 2004

/s/ Robert S. Hamada	Director	August 6, 2004
Robert S. Hamada

/s/ Patrick J. Herbert, III	Director	August 6, 2004
Patrick J. Herbert, III

/s/ John W. McCarter, Jr	Director	August 6, 2004
John W. McCarter, Jr.

/s/ John McCartney John McCartney	Director	August 6, 2004

/s/ John W. Puth John W. Puth	Director	August 6, 2004

/s/ Michael Simpson Michael Simpson	Director	August 6, 2004

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of the Company.[1]
4.2	By-Laws of the Company.[2]
4.3	Series A Cumulative Preferred Stock Purchase Agreement, dated November 22, 2003.[2]
4.4	Articles Supplementary – Series A Cumulative Convertible Preferred Stock.[2]
4.5	Registration Rights Agreement, dated November 22, 2002.[2]
4.6	1995 A.M. Castle & Co. Directors Stock Option Plan.[3]
4.7	A.M. Castle & Co. 1996 Restricted Stock Option Plan.[4]
5	Opinion of Sachnoff & Weaver, Ltd.
23	Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)
23.1	Consent of Deloitte & Touche LLP.
24	Powers of Attorney (contained on the signature page hereto).

1 Incorporated by reference to the Company’s Definitive Proxy Statement on Form 14A filed on March 15, 2002.

2 Incorporated by reference to Item 7 of the Company’s Current Report on Form 8-K filed on December 2, 2002

3 Incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement on Form 14A filed on March 7, 1995.

4 Incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement on Form 14A filed on March 8, 1996.

Exhibit 5

[LETTERHEAD OF SACHNOFF & WEAVER, LTD.]

August 6, 2004

A.M. Castle & Co. 3400 North Wolf Road Franklin Park, Illinois 60131

Re: Registration Statement on Form S-8:

1995 A.M. Castle & Co. Directors Stock Option Plan; A.M. Castle & Co. 1996 Restricted Stock Option Plan

Gentlemen:

    We have acted as counsel for A.M. Castle & Co. (the "Company") in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration, pursuant to the Securities Act of 1933, of 900,000 shares of Common Stock, $.01 par value (the "Common Stock"), which may be offered by the Company under the above-referenced plans (the "Plans").

    In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Plans. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

    We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

    Based upon and subject to the foregoing, we advise you that, in our opinion, the shares of Common Stock proposed to be offered by the Company as set forth in the Registration Statement have been duly authorized and, when issued and sold in accordance with the Plans referred to in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

    We express no opinions as to matters under or involving any laws other than the federal laws of the United States of America and the General Corporation Law of the State of Maryland.

Very truly yours,
/s/ SACHNOFF & WEAVER, LTD.

SACHNOFF & WEAVER, LTD.

Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of A.M. Castle & Co. on Form S-8 of our report dated March 12, 2004, appearing in the Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 2, 2004